                                  SCHEDULE 14a
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement           only (as permitted by Rule 14a-6(a)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           AREA BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6 (I)(1) and
         0-11
         (1)      Title of each class of securities to which transaction
                  applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:
[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement no. :
(3)      Filing Party:
(4)      Date Filed:

                           AREA BANCSHARES CORPORATION
                              230 FREDERICA STREET
                               OWENSBORO, KY 42301

April 16, 1999


Dear Shareholder:

         The annual meeting of shareholders will be held on May 17, 1999, at 11:00 A.M., Central Daylight Savings Time, at the main office of Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky. The meeting will be held in the boardroom of The Owensboro National Bank. The formal Notice of the Meeting and Proxy Statement appear in the pages that follow.

         Details on the items of business that will be discussed and voted on at this year's meeting are included in this Proxy Statement.

         I hope that you will be able to attend the annual meeting. However, if you cannot attend in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the annual meeting. If you later find that you may be present or for any other reason desire to revoke your proxy, you may do so prior to the time the presence of a quorum has been determined and declared.

         On behalf of the Board of Directors and employees of Area Bancshares, let me express our appreciation for your continued support and confidence.

Sincerely,

/s/ Thomas R. Brumley
--------------------------------------
Thomas R. Brumley
President and Chief Executive Officer

                           AREA BANCSHARES CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 17, 1999

To the Holders of Common Stock of Area Bancshares Corporation:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Area Bancshares Corporation, (the "Corporation"), a Kentucky corporation, will be held at the main office of Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky, on May 17, 1999, at 11:00 A.M., Central Daylight Savings Time, in the boardroom of The Owensboro National Bank, for the following purposes:

         1) To elect fifteen directors to hold office until the next annual election and until their successors shall be duly elected and qualified;

         2) To ratify the appointment of KPMG LLP as corporate auditors for the 1999 calendar year; and

         3) To transact such other business as may properly come before the meeting.

         Only holders of common stock of record at the close of business on March 26, 1999, will be entitled to vote at the meeting or any adjournment thereof.

         TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE CORPORATION REQUESTS THAT YOU MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED AND, IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY REVOKE OR WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

/s/ Thomas R. Brumley
--------------------------------------
Thomas R. Brumley
President and Chief Executive Officer


April 16, 1999

                           AREA BANCSHARES CORPORATION
                              230 Frederica Street
                               Owensboro, KY 42301

PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Area Bancshares Corporation (the "Corporation") of proxies to be voted at the annual meeting of shareholders to be held on May 17, 1999. Any shareholder giving a proxy has the right to revoke it by a written notice delivered to the Corporation's Secretary, P.O. Box 786, Owensboro, Kentucky, 42302-0786, or delivered to the Corporation's Secretary in person at the meeting, prior to the time the proxy is exercised. All proxies will be voted in accordance with the directions of the shareholders. To the extent no directions are given, proxies will be voted "FOR" the nominees for directors.

         This Proxy Statement and form of proxy are first being mailed to shareholders commencing on or about April 16, 1999.

         The Corporation will bear the entire cost of soliciting proxies. Solicitation will be primarily by mail. Certain officers of the Corporation and its subsidiaries may solicit proxies personally, by telephone or special letter, but such persons will not be specially compensated for such services.

SHARES OUTSTANDING AND VOTING

         Only shareholders of record at the close of business on March 26, 1999 are entitled to notice of, and to vote at, the annual meeting. As of March 26, 1999, there were issued and outstanding 16,972,909 shares of common stock. The Corporation has no class of stock outstanding other than common stock. In order to constitute a quorum for the Annual Meeting, the holders of 8,486,455 shares must be present or represented by proxies. Under Kentucky law and the Corporation's Articles of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes, will be counted for purposes of determining whether a quorum is present.

         Each share of the common stock is entitled to one vote on all matters presented to the shareholders with the exception of the election of directors. In the election of directors, cumulative voting rules may apply. Under cumulative voting, each shareholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of the common stock owned by him or her multiplied by the number of directors to be elected. Each shareholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, at the shareholder's discretion. Shareholders desiring to vote shares cumulatively are required to deliver written notice of such fact to the President of the Corporation at its principal office not less than seventy-two
(72) hours prior to the time for the election, and failure of any shareholder to give such notice shall constitute waiver of such shareholder's right; provided, however, that if one or more shareholders shall give such notice, all shareholders may vote cumulatively regardless of whether such shareholder gave timely notice. As to the authority of the persons named as proxies in the accompanying proxy card to cumulate votes, see the section entitled "Election of Directors".

         As of March 26, 1999, the trust departments of subsidiaries of the Corporation held of record 1,999,772 shares of the Corporation's common stock in a fiduciary capacity representing approximately 11.8 percent of the Corporation's outstanding shares of common stock. With respect to 1,083,541 shares (approximately 6.4 percent), the instrument creating the trust or fiduciary relationship specifically directs the trustee to vote the shares and the shares are expected to be voted "for" the proposals presented for consideration. The remaining shares held by the trust departments will be voted at the direction of the beneficial owners.

         Under the Corporation's Articles of Incorporation and By-laws and the Kentucky Business Corporation Act, the ratification of the selection of the Corporation's auditors, and in the absence of a shareholder request for cumulative voting, the election of directors, will require the affirmative vote of a majority of the shares of common stock entitled to vote on the proposal. If cumulative voting with respect to the election of fifteen directors is required by any shareholder, the fifteen nominees receiving the most votes cast for the election of directors at the annual meeting will be elected.

PRINCIPAL SHAREHOLDERS

         The following table lists the persons whom, to our best knowledge, beneficially owned 5% or more of the Corporation's outstanding shares of common stock as of March 26, 1999. According to rules adopted by the Securities and Exchange Commission, a "beneficial owner" of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, the person listed is the record owner of, and has sole voting and investment power with respect to his shares.

             Name and Address of                   Amount and Nature of
             Beneficial Owners                   Beneficial Ownership (1)                  Percent of Class
             ------------------                  ------------------------                  ----------------

                C. M. Gatton                             4,300,209                              25.20%
                P.O. Box 1147
              Bristol, TN 37620

--------------------------

(1) Shares represented include 480,000 shares held by C.M. Gatton Foundation, 20,508 shares held in custody for the benefit of Mr. Gatton, 18,612 shares held by the Customer One Profit Sharing Plan for the benefit of Mr. Gatton, 5,000 shares held by the C. M. Gatton IRA and 483 shares held by Mr. Gatton's spouse.

STOCK OWNED BY MANAGEMENT

         The following table lists the number and percentage ownership of shares of common stock beneficially owned by each nominee to serve as a director of the Corporation, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement and all directors and executive officers as a group as of March 26, 1999. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the options issued to the individual or to members of the group, as applicable.

  Name of Director                          Amount and Nature of       Percent
or Executive Officer                        Beneficial Ownership       of Class
--------------------                        --------------------       --------

Anthony G. Bittel                                499,581(1)              2.93%

Samuel A. B. Boone                               216,209(2)              1.27%

Thomas R. Brumley (3)                            130,823(4)                *
     President and CEO

Cecile W. Garmon                                     150(5)                *
C.M. Gatton                                    4,300,209(6)             25.20%

Gary H. Latham                                   350,466(7)              2.05%

Raymond C. McKinney                              133,512(8)                *

Ralph L. Oliver                                  720,722(9)              4.22%

John S. Penn (3)                                 148,452(10)               *
     Executive Vice President

Allan R. Rhodes                                   41,057(11)               *

Jim R. Shelby                                        350(12)               *

David W. Smith, Jr                               146,402(13)               *

Thomas N. Thompson                               658,213(14)             3.86%

Don Vitale                                        61,500(15)               *

Pollard White                                     11,250(16)               *

Cy M. Williamson                                 105,100(17)               *
     Director Emeritus


Named Executive Officers
------------------------

Donald A. Leibee                                   7,598(18)               *
     Senior Vice President-
     Loan Administration

John A. Ray                                       11,480(19)               *
     Executive Vice President-
     Chief Financial Officer

Timothy O. Shelburne                               4,964(20)               *
     Senior Vice President-
     General Counsel
                                               ---------                -----
All directors and executive
officers as a group (19 persons)               7,548,038                44.23%

-------------------------------------

* Represents less than 1.00% of the Corporation's common stock.

         (1) Shares represented include 185,618 shares held by A.G. Bittel Trust, 50,000 shares held by M.A. Bittel Trust, 11,500 shares held by Bittel Investment, Inc., 251,800 shares held by Bittel Family Limited Partnership and 663 shares held by Mr. Bittel's spouse.

         (2) Shares represented include 59,950 shares held by Boone Enterprises #8 and 63,147 shares held by Boone Enterprises #7.

         (3) Mr. Brumley and Mr. Penn are also executive officers of the Corporation.

         (4) Shares represented include 3,970 shares held by T.R. Brumley IRA and 4,061 shares held by the Corporation's 401(k) plan for the benefit of Mr. Brumley.

         (5)      Ms. Garmon owns 150 shares of record.

         (6) Shares represented include 480,000 shares held by C.M. Gatton Foundation, 20,508 shares held in custody for the benefit of Mr. Gatton, 18,612 shares held by the Customer One Profit Sharing Plan for the benefit of Mr. Gatton, 5,000 shares held by the C. M. Gatton IRA and 483 shares held by Mr. Gatton's spouse.

         (7) Shares represented include 17,760 shares held by Mr. Latham's spouse.

         (8) Shares represented include 73,272 shares held by Mr. McKinney's spouse and 6,490 shares held by Ethel H. McKinney Trust.

         (9) Shares represented include 360,511 shares held by Mr.Oliver's spouse.

         (10) Shares represented include 3,147 shares held by the Corporation's 401(k) plan for the benefit of Mr. Penn and options to purchase 91,305 shares which are exercisable within 60 days.

         (11) Shares represented include 17,116 shares held in custody for the benefit of Mr. Rhodes and 23,941 shares held by A. Rhodes IRA.

         (12)     Mr. Shelby owns 350 shares of record.

         (13) Shares represented include 1,282 shares held by Mr. Smith's spouse, 13,722 shares held by Wyndall's Enterprises, of which he is President and 6,550 shares held by Shawnee Park Shopping Center.

         (14) Shares represented include 4,500 shares held by Mr. Thompson under the Uniform Gifts to Minors Act and 5,658 shares held by Mr. Thompson as trustee for the benefit of his children.

         (15) Shares represented include 13,732 shares held by D. Vitale Trust, 18,204 shares held by Manchester Capital, LLC, 14,564 held in trust for the benefit of various members of Mr. Vitale's family and 15,000 shares held by the Vitale Charitable Lead Trust.

         (16) Shares represented include 5,675 shares held in a custody account for the benefit of Mr. White and 5,575 shares held in a custody account for the benefit of Mr. White's spouse.

         (17) Mr. Williamson is standing for election as a Director Emeritus. Accordingly, he is not considered a Director Nominee under applicable legal requirements.

         (18) Shares represented include 2,328 shares held by D. Leibee IRA and 3,452 shares held by the Corporation's 401(k) plan for the benefit of Mr. Leibee.

         (19) Shares represented include 3,060 shares held by J. Ray IRA and 2,261 shares held by the Corporation's 401(k) plan for the benefit of Mr. Ray.

         (20) Shares represented include 909 shares held jointly with spouse, 1,878 shares in T. Shelburne Rollover IRA and 1,268 shares held by the Corporation's 401(k) plan for the benefit of Mr. Shelburne.

COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers and persons who own beneficially more than 10% of the Corporation's outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Corporation's common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Corporation with copies of the forms they file. To our knowledge, based on our review of these reports, during the year ended December 31, 1998, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16 (a) filing requirements, except as follows: Mr. Samuel A. B. Boone failed to file a Form 4 for the conversion of Cardinal Bancshares stock into 24,473 shares of the Corporation's stock. The preceding exception was corrected as soon as it was discovered.

PROPOSAL ONE: ELECTION OF DIRECTORS

         Among the items to be acted upon at the annual meeting of shareholders is the election of fifteen directors. Each person elected will serve a term in office of one year and until his or her successor is duly elected and qualified, except Mr. Williamson. Mr. Williamson will serve as Director Emeritus until his resignation or death. Each nominee to serve as a director is currently a director of the Corporation, except Mr. Thompson.

         The Corporation's Articles of Incorporation and By-laws provide that the Board shall consist of not less than five nor more than fifteen directors. As permitted in the By-laws, effective as of May 17, 1999, the Board has fixed the number of directors at fifteen.

         Absent a contrary direction by the shareholder, the enclosed proxy will be voted for the election of the nominees for directors listed on the following page. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as director. If any nominee should become unavailable before the annual meeting, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, reserve the right to vote for a substitute nominee selected by the Board of Directors. In addition, if any shareholder votes his or her shares cumulatively for someone other than the nominees named below, or for less than all of such nominees, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, shall have complete discretion to vote cumulatively for less than all of the nominees named below, for any substitute nominees, and for such of the persons nominated as they may choose.

NOMINEES FOR ELECTION TO THE BOARD

                                                    Position with                                Service
Name                                       Age      the Corporation                             Since (1)
-----                                      ---      ---------------                             ---------
Anthony G. Bittel                          82       Director                                       1976
Samuel A. B. Boone                         38       Director                                       1996
Thomas R. Brumley                          60       President, President and CEO                   1982
Cecile W. Garmon                           60       Director                                       1998
C. M. Gatton                               67       Director and Chairman                          1976
Gary H. Latham                             67       Director                                       1986
Raymond C. McKinney                        66       Director and Vice Chairman                     1986
Ralph L. Oliver                            68       Director                                       1987
John S. Penn                               47       Executive Vice President                       1987
Allan R. Rhodes                            75       Director                                       1984
Jim R. Shelby                              62       Director                                       1999
David W. Smith, Jr.                        56       Director                                       1980
Thomas N. Thompson                         50       Nominee                                        1986
Don Vitale                                 60       Director                                       1998
Pollard White                              78       Director                                       1986
Cy M. Williamson                           77       Director Emeritus                              1986

--------------------------------------

         (1) Dates reflect service with the Corporation or one of its subsidiaries.

         The Board of Directors recommends that you vote "FOR" each of the nominees listed above.

BUSINESS EXPERIENCE OF DIRECTORS

         Set forth below and on the following page is information concerning all of the director-nominees and the director emeritus of the Corporation, including their positions held with Alliance Bank, FSB ("Alliance"), Bowling Green Bank and Trust Company, N.A. ("Bowling Green"), Broadway Bank & Trust ("Broadway"), Citizens Deposit Bank ("Citizens"), First City Bank and Trust Company ("First City"), First & Peoples Bank ("First & Peoples"), HNB Bank, N.A. ("HNB"), Jefferson Banking Company ("Jefferson"), Peoples Commercial Bank ("Peoples"), The New Farmers National Bank of Glasgow ("New Farmers"), The Owensboro National Bank ("Owensboro National"), Southern Deposit Bank ("Southern"), The Vine Street Trust Company ("Vine Street") and Vine Street Financial, Inc. ("Vine Street Financial").

         Anthony G. Bittel is President of Anthony Bittel Farms and Bittel Investments, Inc., and serves as President of Big Independent Tobacco Warehouse and General Manager of Owensboro Tobacco Warehouse Company. He also serves as a director of Owensboro National.

         Samuel A. B. Boone has served as President of the Lexington Quarry Company since 1990 and served as General Manager of Wimbledon Farm in Lexington from 1982 to 1990. He is a former director of Cardinal Bancshares, Inc. and serves as a director of First & Peoples.

         Thomas R. Brumley has served as President and Chief Executive Officer of the Corporation since 1990. He also serves as a director of Alliance, Bowling Green, Citizens, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         Cecile W. Garmon is an Associate Professor in the Department of Communications and Broadcasting at Western Kentucky University. She also serves as a director of New Farmers.

         C. M. Gatton has served as Chairman of the Corporation since 1976. He also serves as President of Bill Gatton Chevrolet-Cadillac, Director and President of Arrowhead Acura, Inc., Chairman and President of Bill Gatton Imports, Inc., Chairman and President of G. W. Automotive, Inc., President and Director of Courtesy Chevrolet-Cadillac, Inc., Chairman and President of Saturn of Huntsville, Inc., all of which are automobile dealerships. In addition, he serves as Chairman and President of C. Gatton, Inc., Chairman and President of Bill Gatton, Inc., Chairman of Adnoh, Inc., President of Universal Acceptance Corporation, which furnishes credit to automobile purchasers, and Director of Morrison Molded Fiber Glass Company. He also serves as a director of Alliance, Bowling Green, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         Gary H. Latham is currently retired. Prior to retirement, he was Director and the Chief Executive Officer of Western State Hospital, a position he held from 1960 to 1991. He also serves as a director of First City.

         Raymond C. McKinney has been President of R. C. McKinney, Inc. since 1957. He has also served as Vice Chairman of the Corporation since 1986 and as a director of First City.

         Ralph L. Oliver served as Chairman of Peoples Commercial Bancorp from 1989 until January 1999, when Peoples Commercial Bancorp merged with the Corporation. He is a partner in Sisco Industrial Warehouse, President of Bisco Industrial Warehouse, Inc. and COB Inc., and owner of Oliver Warehouse Co. and Winchester Warehouse, Inc., all of which are commercial storage warehouses. He also serves as a director of Peoples.

         John S. Penn served as President and Chief Executive Officer of Cardinal Bancshares, Inc. from 1996 to 1997 and as its President and Chief Operating Officer from 1987 to 1996 (Cardinal merged with the Corporation on September 30, 1997). He also serves as a director of Vine Street Financial.

         Allan R. Rhodes has served as Chairman of Allan Rhodes, Inc., an automobile dealership in Paducah, Kentucky since 1959. He serves as a director of Broadway and also serves as an advisory director of Alliance, Bowling Green, Citizens, First City, First & Peoples, HNB, Jefferson, New Farmers, Owensboro National, Southern and Vine Street.

         Jim R. Shelby, CPA, has served as Executive Vice President of The Trust Company of Knoxville, a state bank with only trust powers, and operated a public accounting practice since 1997. He also serves as a Director of BankFirst, a Tennessee state banking association in Knoxville, Tennessee, and Industrial Ceramic Solutions, a pollution control company in Oak Ridge, Tennessee. He was a partner in Arthur Andersen & Co. from December 1993 until July 1994 and was Market Managing Partner for Coopers & Lybrand from July 1994 until December 1996.

         David W. Smith, Jr., has served as President of Wyndall's Enterprises, Inc., a retail grocery chain, since 1980. He also serves as a director of Owensboro National.

         Thomas N. Thompson has served as President of Thompson Homes, Inc., a residential construction and land development company since 1984. He also serves as President of Diversified Management, Inc., a property management company, Vice President of Martin-Thompson, Inc., a residential construction and land development company, and is a partner in several rental real estate partnerships. He also serves as a director of Owensboro National.

         Don Vitale is currently Chairman and President of Manchester Capital, a private investment company. Prior to establishing Manchester Capital, he was a principal organizer and President of DESA International, a manufacturer of gas logs, space heaters and related products. He also serves as a director of Bowling Green.

         Pollard White has practiced law since 1947. He is a member of the law firm of White, White, Askew and Crenshaw. He also serves as Director Emeritus of First City.

         Cy M. Williamson served as Chairman of Acme-Goodwill Finance, a consumer finance company, from 1989 to 1997. He was formerly Chairman of First City. He also serves as Senior Chairman Emeritus of First City.

          The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as director. If any nominee should become unavailable before the annual meeting, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, reserve the right to vote for a substitute nominee selected by the Board of Directors. In addition, if any shareholder or shareholders shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named above, or substitute nominees, or for less than all of them, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, shall have the right, in their discretion, to vote cumulatively for some number less than all of the nominees named above or any substitute nominees, and for such of the persons nominated as they may choose.

MEETINGS AND COMMITTEES

         During 1998, the Board of Directors of the Corporation held 12 regular meetings and no special meetings. During 1998 the Audit Committee met 4 times.

         Each of the directors attended at least 75%, except for William H. Thompson who attended 66% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he was a director, and (b) the total number of meetings held by all committees of the Board on which he served, and Cy M. Williamson, who serves as Director Emeritus.

         The members of the Audit Committee are Billy H. Brenner (director of Citizens Deposit Bank), Cecile W. Garmon, Jean Kirkpatrick (director of Southern Deposit Bank), Gary H. Latham, Allan R. Rhodes, David W. Smith, Jr. and Don Vitale. The Committee recommends to the Board the engagement of independent auditors; reviews with independent auditors the scope and results of the audit engagement; reviews the scope, frequency, and results of internal audits and examinations; reviews the adequacy of the Corporation's system of internal accounting controls; and reviews the examination reports of the Corporation and its subsidiaries.

         The Corporation has no standing compensation committee. All decisions regarding executive compensation are made by the full Board of Directors, as discussed below under "Executive Compensation".

EXECUTIVE COMPENSATION

         The following table contains information concerning compensation paid by the Corporation and its subsidiaries to, or on behalf of, the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation during 1998 whose compensation exceeded $100,000. The compensation policies and practices of the Corporation are described under the section, "Report of the Board of Directors on Executive Compensation".

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation                   Long Term Compensation

                                                            Other      Restricted   Securities                    All
                                                            Annual       Stock      Underlying                   Other
          Name and                                         Compen-       Awards      Options/      LTIP       Compensation
     Principal Position         Year     Salary    Bonus  sation (1)      ($)        SARs (#)     Payouts       ($) (2)
     ------------------         ----     ------    -----  ----------      ---        --------     -------       -------
Thomas R. Brumley               1998    228,000   22,000                                                          5,000
President and CEO               1997    228,000   ---                                                             4,750
                                1996    196,000   20,000                                                          4,750

John S. Penn                    1998    172,981   25,000                                                          5,000
Executive Vice                  1997    175,000   ---                                                             7,000
President                       1996    142,040   ---                                                             5,682

John A. Ray                     1998    131,846   24,907                                                          5,000
Executive Vice Presi-           1997    109,100    8,041               95,445(3)                                  4,100
dent-Chief Financial            1996     99,999   ---                                                             3,500
Officer

Donald A. Leibee                1998    108,615   19,464                                                          4,551
Senior Vice President-          1997    100,338    8,041               95,445(3)                                  3,793
Loan Administration             1996     96,000   ---                                                             3,360

Timothy O. Shelburne            1998    107,231   19,464                                                          5,000
Senior Vice President-          1997    100,392    8,041               95,445(3)                                  4,800
General Counsel                 1996     98,000   ---                                                             4,750

-----------------------------

         (1) We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.

         (2) Represents amounts contributed to the 401(k) plan on behalf of executive officers.

         (3) The value of the restricted stock awards as of December 31, 1998 was $119,306 for Mr. Ray, Mr. Leibee and Mr. Shelburne based on a closing price of $26.25, being the closing price on the Nasdaq National Market on December 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

         There were no option grants by the Corporation to the named executive officers during the 1998 calendar year.

RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR

         There were no stock grants by the Corporation to the named executive officers during the 1998 calendar year.

OPTIONS EXERCISED AND OPTION HOLDINGS

         The following table contains information about option exercises during 1998 and year-end option values for the named executive officers in the Summary Compensation Table who exercised options or had options outstanding as of December 31, 1998:

                            Shares
                           Acquired
                              on                       Number of Shares Underlying        Value of In-the-Money
                           Exercise       Value            Options at Year-end             Options at Year-end
Name                       (Number)      Realized       Exercisable/Unexercisable       Exercisable/Unexercisable
----                       --------      --------       -------------------------       -------------------------

John S. Penn                  --            --                  91,305/0                      $2,230,088/0

PENSION PLAN

         The Corporation maintains a non-contributory defined pension plan covering substantially all employees who satisfy certain age and service requirements. The benefits are generally based on years of service and average compensation. Average compensation is generally computed using the five consecutive years prior to retirement that yield the highest average.

         The following table describes the annual benefit payable based on compensation and years of service:

                                                     Years of Service
     Compensation            15              20              25             30                35
     ------------            --              --              --             --                --
       $100,000            $16,868         $23,490         $30,113        $36,735           $43,358
        125,000             21,743          30,240          38,738         47,235            55,733
        150,000             26,618          36,990          47,363         57,735            68,108
        175,000             26,618          36,990          47,363         57,735            68,108

         The following table shows the named executive officers' years of credited service, to the nearest year and current compensation covered by the pension plan:

                                                                                       Current Compensation
Executive Officer                                 Years of Service                  Covered by the Pension Plan
-----------------                                 ----------------                  ---------------------------
Thomas R. Brumley                                        17                                   $150,000
John S. Penn                                             12                                    150,000
Donald A. Leibee                                         15                                    130,000
John A. Ray                                              16                                    150,000
Timothy O. Shelburne                                      6                                    130,000

         Compensation for plan purposes means total cash compensation, including overtime pay and bonuses. A participant's annual compensation for plan purposes is limited to $150,000 as required under Internal Revenue Code Section 401(a)(17).

         The normal retirement benefit, 1/12th of which is payable monthly for the life of the participant, is equal to the sum of the following:

         - 0.65% of average earnings multiplied by the participant's years of benefit service, plus

         - 0.20% of average earnings multiplied by the participant's years of benefit service in excess of 15 years, but not more than 35 years, plus

         - 0.65% of average earnings in excess of the then current covered compensation for the participant, multiplied by the participant's years of benefit service not in excess of 35 years.

         "Average earnings" is the average annual compensation of a participant for the five consecutive plan years which produce the highest average out of the final ten plan years of service. "Covered compensation" is the average of the taxable wage basis for the 35 years ending with the year the participant attains Social Security retirement age, rounded, as permitted by the IRS. Benefits listed in the pension plan table are not subject to any deduction for Social Security or other offset amounts.

DEFINED CONTRIBUTION PLAN

         The Corporation currently provides a defined contribution Profit Sharing Trust with an Internal Revenue Code 401(k) option ("401(k) Plan"). Prior to 1995, the Corporation provided a straight profit sharing plan without 401(k) options. Under the provisions of the 401(k) option, employees with six months of service may become participants. Contributions made to the plan by participants are fully vested when made.

         Contributions to the 401(k) Plan for the benefit of the participants can be made in two ways. First, the participant can enter into a Salary Reduction Agreement to contribute up to 15% of his or her salary to the 401(k) Plan. Secondly, the Corporation will make a contribution to the 401(k) Plan equal to 50% of the employee's contribution to the plan up to a maximum contribution of 3.5% of the participant's salary. For purposes of the 401(k) Plan, salary includes regular base pay only, and does not include any other forms of compensation such as overtime, taxable fringe benefits or executive incentive compensation.

COMPENSATION OF DIRECTORS

         For the year ended December 31, 1998, each non-management director received a fee of $500 for each board meeting attended and $100 for each committee meeting attended. The board fee will remain unchanged for 1999.

EXECUTIVE OFFICERS

         Information regarding the current executive officers of the Corporation, including their names, ages, positions with the Corporation, and a brief description of their business experience during the past five years, is presented below. Executive officers are elected annually by the Board of Directors.

         Thomas R. Brumley, age 60, has served as President and Chief Executive Officer of the Corporation since 1990. He served as Executive Vice President of the Corporation from 1983 to 1986, and as President and Chief Executive Officer of Owensboro National from 1983 to 1990.

         Edward F. Johnson, age 63, has served as Senior Vice President of the Corporation in charge of operations since 1987. He also serves as First Senior Vice President of Owensboro National.

         Donald A. Leibee, age 54, has served as Senior Vice President of the Corporation in charge of loan administration since 1990. He was First Senior Vice President and Chief Lending Officer of Owensboro National from 1984 to 1990.

         John S. Penn, age 47, has served as Executive Vice President of the Corporation since 1997. He served as President and Chief Executive Officer of Cardinal Bancshares, Inc. from 1996 to 1997 and as its President and Chief Operating Officer from 1987 to 1996.

         John A. Ray, age 43, has served as Executive Vice President and Chief Financial Officer of the Corporation since December 1998. He served as President and Chief Executive Officer of Owensboro National from 1997 to 1998. He previously held the following positions with the Corporation or its subsidiaries: Senior Vice President and Chief Financial Officer of the Corporation from 1994 to 1997; First Senior Vice President of Finance for Owensboro National from 1993 to 1994; Executive Vice President and Chief Operating Officer for First Federal Savings and Loan Association from 1992 to 1993 and First Senior Vice President of Finance for Owensboro National from 1985 to 1992.

         Timothy O. Shelburne, age 42, has served as General Counsel of the Corporation since January 1995. He previously held the position of Vice President and Compliance Officer with Owensboro National from August 1993 to December 1994. Prior to joining Owensboro National, he was a partner in the law firm of Holbrook, Wible, Sullivan and Mountjoy. Mr. Shelburne is the nephew by marriage of Thomas R. Brumley, the Corporation's President and Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Corporation establishes the general compensation policies of the Corporation, establishes the compensation plans and specific compensation levels for executive officers and administers the Corporation's Executive Incentive Compensation Program, and awards stock-based compensation to executive officers and employees of the Corporation. Thomas R. Brumley, President and Chief Executive Officer of the Corporation, participates in compensation discussions and decisions affecting other executive officers of the Corporation.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The entire Board acts as the Compensation Committee for the Corporation's executive officers and the affiliate banks' chief executive officers.

         The Committee adjusts base salaries annually within a current 4 percent guideline. Base salaries are augmented by an incentive bonus program for performance beyond expected goals established for (a) net overhead (b) growth in average assets (c) asset quality (d) net loan losses (e) return on equity-bank and (f) return on equity-Corporation. The incentive bonus program is subject to a number of limitations as follows:

1. A bonus limitation of 7 percent of net income including accrual of bonus and 401(k) contribution.
2. A participation limitation of:
          (a) Superior-Not more than 20% of total participants.
          (b) Superior and Excellent-Not more than 50% of total participants.
          (c) Above Average-Not more than 40% of total participants.
          (d) Average-Must have at least 10% of total participants.
3. A participation schedule limitation of:
          (a) Superior-Receive 60% of pool fund or a range of 17-32% of salary, whichever is less.
          (b) Excellent-Receive 30% of pool fund or a range of 9-16% of salary, whichever is less.
          (c) Above Average-Receive 10% of pool fund or a range of 3-8% of salary, whichever is less.
          (d) Average or Below-May receive $600 or 1/2 of lowest bonus in Above Average category, whichever is less.

         The Committee seeks to provide compensation opportunities that support the ability to attract and retain competent officers who have the ability to further the long-term goals of the Corporation. To this extent, a program of limited stock options and restricted stock grants is used. Stock options and restricted stock grants are limited to the chief executive officers of affiliate banks or subsidiaries and executive officers of the Corporation. The Committee determines the amount of the stock options or restricted stock grants according to the person's responsibility and impact within the Corporation. All stock options are granted at fair market value and are exercisable in accordance with the terms of the Corporation's stock option plan.

1998 COMPENSATION FOR THE PRESIDENT & CEO

         The Committee reviewed the compensation package for Chief Executive Officers at peer institutions ($1 billion to $2 billion in size) to establish a competitive view of executive compensation. The Committee then considered the Corporation's overall performance, record for increasing shareholder value, success in meeting strategic objectives and leadership. Based on these factors and the Corporation's financial results, the Committee determined Mr. Brumley's base salary for 1998.

         Mr. Brumley received $22,000 as an incentive bonus during 1998. Future incentive compensation is determined on a sliding scale basis directly related to the percentage of increase in earnings per share. If there is no increase in earnings per share, no incentive compensation will be paid.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         It is our responsibility to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended. The revisions to Section 162(m) made certain nonperformance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for 1998 is nondeductible.

         Submitted by the Compensation Committee:

C. M. Gatton (Chairman)                     John S. Penn
Anthony G. Bittel                           Allan R. Rhodes
Samuel A. B. Boone                          Jim R. Shelby
Thomas R. Brumley                           David W. Smith, Jr.
Cecile W. Garmon                            Don Vitale
Gary H. Latham                              Pollard White
Raymond C. McKinney                         Cy M. Williamson, Director Emeritus
Ralph L. Oliver

COMPARATIVE STOCK PERFORMANCE

         The following Performance Graph compares the cumulative total shareholder return on the Corporation's common stock from June 30, 1995 through December 31, 1998 with the cumulative total return on the Nasdaq Market Value Index ("Broad Market Index") and the Peer Group Industry Index ("Industry Index") as provided by the University of Chicago Graduate School of Business, Center for Research in Security Prices using the Nasdaq Bank Stock Index. The cumulative total shareholder return computations included in the Performance Graph assume an investment of $100 in the Corporation's common stock, the Broad Market Index and the Industry Index on June 30, 1995 with the reinvestment of all dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN OF AREA BANCSHARES, BROAD MARKET INDEX AND INDUSTRY INDEX

                              FINANCIAL PERFORMANCE


                 6/95     12/95      6/96      12/96     6/97      12/97     6/98      12/98
Area           100.000   94.030    115.260   129.310   145.480   152.280   216.250   167.390
Market         100.000  113.413    128.385   139.465   156.077   171.100   205.996   240.522
Peer           100.000  123.187    130.164   162.642   203.455   272.319   282.379   269.733


         Prior to January 2, 1996 the Corporation's common stock was not registered on any exchange and was not traded on the over-the-counter market. Sporadic sales of such shares occurred from time to time. Additionally, there was no established public market for the stock. Accordingly, the volume of trading was often insufficient to establish a meaningful market price. Historical prices during 1995 represent actual transactions based upon information furnished to the Corporation by one or more of the parties involved in certain privately negotiated purchases and sales and may not be representative of all trades during the time periods listed. The Corporation has not attempted to verify the accuracy of the sales information furnished to it. As a result, any prior history of quotations does not necessarily reflect the price that would be paid for the shares in a liquid market.

         On December 7, 1995 the Corporation received approval for its common stock to be listed on the Nasdaq National Market and trading commenced January 2, 1996. The market price used in the Performance Graph for dates after January 2, 1996 represents market trades on the Nasdaq market system.

         EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

         At December 31, 1998 the Corporation did not have any employment or change in control agreements with any of its executive officers.

         TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Corporation are customers of the Corporation's affiliates and have had and expect to have business and banking transactions with such subsidiaries in the ordinary course of business. In addition, some of the executive officers and directors of the Corporation are also officers, directors or principal shareholders of corporations that are both customers of the Corporation's affiliates and that have had and expect to have business and banking transactions with the Corporation's affiliates in the ordinary course of business. All such banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management of the Corporation and its affiliates, did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

         PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         For the fiscal year ended December 31, 1998, the accounting firm of KPMG LLP served as the Corporation's independent public accountants and auditors. The selection of the Corporation's independent public accountants is not required to be submitted to the vote of shareholders, but the Board believes the shareholders should have the opportunity to ratify the Board's selection of KPMG LLP. A representative from the firm of KPMG LLP is expected to be present at the annual meeting and will be available to make a statement should he or she desire to do so, and respond to questions of shareholders.

         ANNUAL REPORT

         The Corporation will provide its shareholders with a copy of its Annual Report on Form 10-K which is required to be filed with the Securities and Exchange Commission for the year ended December 31, 1998. There is no charge for this Annual Report. Requests should be in writing and should be addressed to:

                  Secretary
                  Area Bancshares Corporation
                  P.O. Box 786
                  Owensboro, Kentucky 42302-0786

         OTHER MATTERS

         The Board of Directors of the Corporation does not know of any matters for action by shareholders at the annual meeting other than the matters described in the notice. However, the enclosed proxy card confers discretionary authority with respect to any other matters that may properly come before the meeting.

         It is important that proxies be returned promptly. The Corporation requests that whether or not you expect to attend in person, return your proxy card to be sure that a quorum is present at the meeting. You may send your proxy card to the Corporation in the enclosed postage-paid envelope.

         By Order of the Board of Directors


/s/ Thomas R. Brumley
-------------------------------------
Thomas R. Brumley
President and Chief Executive Officer


Owensboro, Kentucky
April 16, 1999

                                                                      APPENDIX A


                           AREA BANCSHARES CORPORATION
                 230 Frederica Street, Owensboro, Kentucky 42301

          THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 1999
           The Board of Directors recommends a vote FOR Items 1 and 2.

         The undersigned hereby appoints Raymond C. McKinney and David W. Smith, and either of them, or their designees, each with full power of substitution, as lawful proxies to represent and vote at the annual meeting of the shareholders of the Corporation to be held on Monday, May 17, 1999, commencing at 11:00 A.M. Central Daylight Savings Time on that day, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matters and, in their discretion upon any other matters that may properly come before the meeting:

1. Election of (15) directors to serve for a term of 1 year ending in 2000. The nominees are: Anthony G. Bittel, Samuel A.B. Boone, Thomas R. Brumley, Cecile W. Garmon, C.M. Gatton, Gary H. Latham, Raymond C. McKinney, Jr., Ralph L. Oliver, John S. Penn, Allan R. Rhodes, Jim R. Shelby, David W. Smith, Jr., Thomas N. Thompson, Don Vitale, and Pollard White.

         [ ] FOR all nominees    [ ] WITHHOLD AUTHORITY     [ ] FOR all nominees
             listed.                 to vote for all            EXCEPT nominees
                                     nominees listed.           whose names
                                                                are written in
                                                                the space below.

--------------------------------------------------------------------------------

2.       Ratification of the appointment of KPMG LLP as independent accountants.

         [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

         THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND PROPOSAL 2.

         The undersigned hereby ratifies and confirms that the proxies appointed above, or either of them , or their designees, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the annual meeting and the Proxy Statement accompanying it.

                                    Dated                                 ,1999
                                          --------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                    Please insert date of signing. Please sign exactly as name appears at left. If signing as attorney, administrator, executor, trustee, or guardian, give full title as such.